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                                                                     EXHIBIT 4.3



                             NEOVISTA SOFTWARE, INC.

               1991 NON-QUALIFIED STOCK OPTION/STOCK ISSUANCE PLAN
                          (AMENDED AS OF JULY 2, 1991)

                                    ARTICLE I

                               GENERAL PROVISIONS

         1. PURPOSE.

            A. This 1991 Non-Qualified Stock Option/Stock Issuance Plan (the "Plan") is a new equity incentive program which is to serve as the successor to the NeoVista Software, Inc. Restricted Stock Purchase Plan (the "Predecessor Plan"). The Plan is intended to promote the interests of NeoVista Software, Inc. (the "Corporation") by providing (i) employees (including officers and directors) of the Corporation (or its parent or subsidiary corporations) and
(ii) consultants and independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations) with the opportunity to acquire a proprietary interest, or increase their proprietary interest, in the Corporation and thereby encourage them to remain in the service of the Corporation (or its parent or subsidiary corporations).

            B. For purposes of the Plan, the following provisions shall be applicable in determining the parent and subsidiary corporations of the
Corporation:

               (i) Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a parent corporation of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               (ii) Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a subsidiary of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         2. STRUCTURE OF THE PLAN.

            A. The Plan shall be divided into two separate components: the Option Grant Program specified in Article II and the Stock Issuance Program specified in Article III. Under the Option Grant Program, eligible individuals may be granted options to purchase shares of the Corporation's Common Stock at a discount of up to 15% of the fair market value of such shares on the grant date.

Adopted by the Board of Directors and the Shareholders on August 19, 1997.
As amended by the Board of Directors on August 21, 1998 and February 3, 1999 and approved by the Shareholders on February 5, 1999.



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            B. The Stock Issuance Program shall allow eligible individuals to acquire shares of the Corporation's Common Stock at discounts from the fair market value of such shares of up to 15%. Such shares may be fully-vested when issued or may vest over time.

            C. The provisions of Articles I and IV of the Plan shall apply to both the Option Grant Program and the Stock Issuance Program and shall accordingly govern the interests of all individuals in the Plan.

         3. ADMINISTRATION OF THE PLAN.

            A. The Plan shall be administered by the Board of Directors (the "Board") of the Corporation. The Board, however, may at any time appoint a committee ("Committee") of three (3) or more members of the Board and delegate to such Committee one or more of the administrative powers allocated to the Board pursuant to the provisions of the Plan. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

            B. The Plan Administrator (either the Board or the Committee, to the extent the Committee is at the time responsible for the administration of the
Plan) shall have full power and authority (subject to the provisions of the
Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option grants or share issuances as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option or share issuance.

         4. OPTION GRANTS AND SHARE ISSUANCES.

            A. Eligibility for share issuances under the Stock Issuance Program or option grants pursuant to the Option Grant Program shall be limited to the following individuals:

               (i) any and all employees (including officers and directors) of the Corporation (or its parent or subsidiary corporations); and

               (ii) consultants and other independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations).

            B. The Plan Administrator shall have full authority to determine:

               (i) with respect to the option grants made under the Plan, the eligible individuals who are to receive option grants, the number of shares to be covered by each such grant, the time or times at which each granted option is to become exercisable, the vesting schedule (if any) which is to be in effect for the shares purchased under such option and the maximum term for which the option may remain outstanding, and



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               (ii) with respect to share issuances under the Stock Issuance
Program, the number of shares to be issued to each Recipient, the vesting schedule (if any) to be applicable to the issued shares, and the consideration to be paid by the individual for such shares.

            C. The Plan Administrator shall have the absolute discretion either to grant options in accordance with Article II of the Plan or to effect share issuances in accordance with Article III of the Plan.

         5. STOCK SUBJECT TO THE PLAN.

            A. The stock issuable under the Plan shall be shares of the Corporation's authorized but unissued or reacquired common stock ("Common Stock"). The maximum number of shares which may be issued over the term of the Plan shall not exceed the sum of (i) 2,250,000 shares of Common Stock plus (ii) the number of shares of Common Stock available for issuance, as of the June 8, 1990 adoption date of this Plan, under the Predecessor Plan plus (iii) any shares of Common Stock outstanding under the Predecessor Plan as of June 8, 1990 which are subsequently repurchased by the Corporation as unvested shares pursuant to its repurchase rights under the Predecessor Plan, less any and all vested shares of Common Stock issued from time to time under the Corporation's 1991 Incentive Stock Option Plan (the "ISO Plan"). The total number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with the provisions of subparagraph C. below.

            B. Should an option granted under either this Plan or the ISO Plan expire or terminate for any reason prior to exercise or surrender in full (including options cancelled in accordance with the cancellation-regrant provisions of this Plan or the ISO Plan), the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants or share issuances under this Plan or the subsequent option grants under the ISO Plan. Shares of Common Stock issued under either the Option Grant Program of the Stock Issuance Program of this Plan or under the ISO Plan which are subsequently repurchased by the Corporation as unvested shares pursuant to its repurchase rights under such Plans shall be available for subsequent option grants and issuances under this Plan but shall not be available for subsequent option grants or issuances under the ISO Plan.

            C. In the event any change is made to the Common Stock issuable under the Plan by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of shares issuable under the Plan and (ii) the aggregate number and/or class of shares and the option price per share of the Common Stock subject to each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

            D. Common Stock issuable under the Plan, whether under the Option Grant Program or the Stock Issuance Program, may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Plan Administrator.



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                                   ARTICLE II

                              OPTION GRANT PROGRAM


         1. TERMS AND CONDITIONS OF OPTIONS.

            A. All options granted under the Plan shall be non-qualified stock options which are not intended to meet the requirements of Section 422 of the Internal Revenue Code.

            B. Options granted pursuant to the Plan shall be authorized by action of the Plan Administrator and shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, however, that each such instrument (the "Option Agreement") shall comply with and incorporate the terms and conditions specified below.

            1. Option Price.

               a. The option price per share shall be fixed by the Plan Administrator; provided, however, that in no event shall the option price per share be less than eighty-five percent (85%) of the fair market value per share of Common Stock on the grant date.

               b. If any individual to whom an option is to be granted pursuant to the provisions of the Plan is at the time the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing 10% or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations ("10% Stockholder"), then the option price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the grant date.

               c. The option price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section 1 of Article IV, be payable in cash or cash equivalent such as a personal check or bank draft.

               d. Provided the Corporation is at the time a reporting company under Section 12(g) of the Securities Exchange Act of 1934, the option price will also be payable in one of the following alternative forms specified below (to the extent provided in the Option Agreement):

                  (i) Full payment in shares of Common Stock held by the Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date (as such term is defined below); or

                  (ii) Full payment through a combination of shares of Common Stock held by the Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date and cash or cash equivalents.



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For purposes of this subparagraph d., the Exercise Date shall be the first date on which the Corporation shall have received both written notice of the exercise of the option and payment of the option price for the purchased shares.

               e. For purposes of subparagraphs a. through d. above (and for all other valuation purposes under the Plan), the fair market value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                  (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid and the lowest asked prices (or if such information is available the closing selling price) per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through the NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the date in question, then the mean between the highest bid and lowest asked prices (or closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

                  (ii) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                  (iii) If the Common Stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate, including one or more independent professional appraisals.

            2. Term and Exercise of Options. Each option granted under the Plan shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the Option Agreement. In no event, however, shall any option granted under the Plan have a term in excess of ten (10) years from the grant date, and no option granted to a 10% Stockholder shall have a term in excess of five (5) years from the grant date. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution.

            3. Effect of Termination of Employment.

               a. Should an Optionee cease to remain in Service for any reason (including death or permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code) while the holder of one or more outstanding options under the Plan, then each such option



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shall not (except to the extent otherwise provided pursuant to Section 5 of this
Article II) remain exercisable for more than the limited period of time (following the date of such cessation of Service) specified by the Plan Administrator in the relevant Option Agreement. In no event, however, shall any such option be exercisable after the specified expiration date of the option term. Each such option shall, during such limited period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of such period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

               b. Any option held by the Optionee under the Plan at the time of the Optionee's death may be subsequently exercised, but only to the extent of the number of shares (if any) for which the option is exercisable on the date of the Optionee's cessation of Service, by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution, provided and only if such exercise occurs prior to the earlier of
(i) the first anniversary of the date of the Optionee's death (or such shorter period as is specified by the Plan Administrator in the Option Agreement) or
(ii) the specified expiration date of the option term. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.

               c. Notwithstanding subparagraphs a. and b. above, the Plan Administrator shall have complete discretion, exercisable either at the time of the option grant or at the time of the Optionee's cessation of Service, to establish as a provision applicable to the exercise of one or more options granted under the Plan that during the limited period of exercisability following such cessation of Service, the option may be exercised not only with respect to the number of shares for which it is otherwise exercisable at such time, but also with respect to one or more subsequent installments of purchasable shares for which the option would have otherwise become exercisable had the Optionee continued in Service.

               d. For purposes of the foregoing provisions of this subsection 3 (and for all other purposes under the Plan), unless it is expressly provided otherwise in the relevant Option Agreement evidencing the option grant or in the purchase agreement evidencing the purchase of the option shares:

                  (i) the Optionee shall, if an Employee at the time of the option grant, be deemed to continue in Service for so long as such individual renders services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee;

                  (ii) the Optionee shall, if a consultant or other independent advisor at the time of the option grant, be deemed to continue in Service for so long as such individual renders services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an independent consultant or advisor or as an Employee; and

                  (iii) the Optionee shall be considered to be an Employee for so long as such individual remains in the common-law employ of the Corporation or one or more of its parent or subsidiary corporations.



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         5. Stockholder Rights. An Optionee shall have none of the rights of a stockholder with respect to any shares covered by the option until such Optionee shall have exercised the option and paid the option price for the purchased shares.

         6. Repurchase Rights. The shares of Common Stock acquired upon the exercise of options granted under the Plan may be subject to one or more repurchase rights of the Corporation in accordance with the following provisions:

            a. The Plan Administrator may in its discretion determine that it shall be a term and condition of one or more options exercised under the Plan that the Corporation (or its assignees) shall have the right, exercisable upon the Optionee's cessation of Service, to repurchase at the option price all or (at the discretion of the Corporation and with the consent of the Optionee) part of any unvested shares of Common Stock held at the time by the Optionee as a result of one or more prior exercises of such option. The repurchase right shall be exercisable by the Corporation (or its assignees) upon such terms and conditions (including the establishment of the appropriate vesting schedule and other provision for the expiration of such right in one or more installments of the Optionee's period of Service) as the Plan Administrator may specify in the instrument evidencing such right.

            b. The Plan Administrator may assign the Corporation's repurchase rights under subsection a. above to any person or entity selected by the Plan Administrator, including one or more stockholders of the Corporation. If the selected assignee is other than a parent or subsidiary corporation of the Corporation, then the assignee must make a cash payment to the Corporation upon the assignment of the repurchase rights, in an amount equal to the excess (if any) of the fair market value of the unvested shares at the time subject to the assigned rights and the aggregate repurchase price payable for such unvested shares thereunder.

            c. The Plan Administrator may also in its discretion establish as a term and condition of one or more options granted under the Plan that the Corporation shall have a right of first refusal with respect to any proposed sale or other disposition by the Optionee (or any successor in interest by reason of purchase, gift or other mode of transfer) of any shares of Common Stock issued upon the exercise of such options. Any such right of first refusal shall be exercisable by the Corporation (or its assignees) in accordance with the terms and conditions set forth in the instrument evidencing such right.

         2. STOCK APPRECIATION RIGHTS.

            a. Provided and only if the Plan Administrator determines in its discretion to implement the stock appreciation right provisions of this Section 2, one or more Optionees may be granted the right, exercisable upon such terms and conditions as the Plan Administrator may establish at the time of the option grant or at any time thereafter, to surrender all or part of an unexercised option under the Plan in exchange for a distribution from the Corporation equal in amount to the excess of (i) the fair market value (at date of surrender) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate option price payable for such vested shares.



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            b. No surrender of an option shall be effective hereunder unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this
Section 2 may be made in shares of Common Stock valued at fair market value at date of surrender, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

         3. CORPORATE TRANSACTION.

            a. In the event of any of the following transactions ("Corporate Transaction"):

               (i) a merger or acquisition in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation;

               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or

               (iii) any reverse merger in which the Corporation is the surviving entity but in which fifty percent (50%) or more of the Corporation's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, then each option at the time outstanding under the Plan shall terminate upon the consummation of such Corporation Transaction and cease to be exercisable, unless assumed by the successor corporation or parent thereof.

            b. If the Corporation is the surviving entity in any Corporate Transaction or the outstanding options under the Plan are to be assumed in connection with such Corporate Transaction, then each continuing or assumed option shall, immediately after such Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would have been issuable to the Optionee, in consummation of such Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of such Corporate Transaction shall be appropriately adjusted.

            c. The grant of options under this Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         4. CANCELLATION AND NEW GRANT OF OPTIONS.

            The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding



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options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than eighty-five percent (85%) of the fair market value per share of Common Stock on the new grant date (or, in the case of a 10% Stockholder, not less than one hundred and ten percent (110%) of such fair market value).

         5. EXTENSION OF EXERCISE PERIOD.

            The Plan Administrator shall have full power and authority to extend (either at any time while the option is granted or at the time while the option remains outstanding) the period of time for which the option is to remain exercisable following the Optionee's cessation of Service from the limited period specified in the Option Agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.


                                   ARTICLE III

                             STOCK ISSUANCE PROGRAM

         1. TERMS AND CONDITIONS OF STOCK ISSUANCES.

            A. Shares may be issued under this Stock Incentive Program as a reward for past services rendered the Corporation or one or more of its parent or subsidiary corporations or as an incentive for future service with such entities. All shares so issued shall be evidenced by an appropriate Stock Issuance Agreement ("Issuance Agreement") which complies with the terms and conditions of this Stock Issuance Program.

            1. Share Issuance.

               a. Shares may, in the absolute discretion of the Plan Administrator, be issued for consideration with a value less than one-hundred percent (100%) of the fair market value of the issued shares. In no event, however, shall any shares be issued hereunder for consideration valued by the Plan Administrator at less than eighty-five percent (85%) of the fair market value of the shares at the time of issuance. In the event the Recipient of the share issuance is a 10% Stockholder, the issue price shall not be less than one hundred and ten percent (110%) of such fair market value.

               b. Shares shall be issued under the Plan for such consideration as the Plan Administrator shall from time to time determine; provided, however, that in no event shall shares be issued for consideration other than

                  (i) cash or cash equivalent (such as a personal check or bank draft) paid the Corporation;



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                  (ii) promissory note payable to the Corporation's order, which may be subject to cancellation by the Corporation in whole or in part upon such terms and conditions as the Plan Administrator shall specify; or

                  (iii) services rendered.

            2. Vesting Schedule.

               a. The Recipient's interest in the issued shares of Common Stock may, in the absolute discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments.

               b. The elements of the vesting schedule applicable to any unvested shares issued under this Stock Issuance Program, namely the number of installments in which the shares are to vest, the interval or intervals (if any) which are to lapse between installments and the effect which death, disability or other event designated by the Plan Administrator is to have upon the vesting schedule, shall be determined by the Plan Administrator and set forth in the Issuance Agreement executed by the Corporation and the Recipient at the time of the share issuance.

               c. Except as may otherwise be provided in the Issuance Agreement, the Recipient may not transfer unvested shares of Common Stock. The Recipient, however, shall have all the rights of a stockholder with respect to such unvested shares, including the right to vote such shares and to receive all regular cash dividends paid on such shares.

            3. Cancellation of Shares.

               a. In the event the Recipient should, while his/her interest in the issued Common Stock remains unvested, cease to continue in Service for any reason whatsoever, then all such unvested shares shall immediately be cancelled, and the Recipient shall cease to have any further stockholder rights with respect to such cancelled shares. In connection with such cancellation, the Recipient shall be entitled to a concurrent payment from the Corporation (payable in cash or through forgiveness of any purchase-money indebtedness outstanding with respect to the cancelled shares) equal to the per share price at which such shares were initially issued to the Recipient.

               b. The Plan Administrator may in its discretion waive such cancellation of unvested shares in whole or in part and thereby effect the immediate vesting of the Recipient's interest in the shares of Common Stock (or other assets) as to which the waiver applies.

            4. Corporate Transaction.

               a. Upon the occurrence of any Corporate Transaction, the Corporation's outstanding repurchase rights under the Stock Issuance Program shall be assigned to the successor corporation (or parent thereof).



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

               b. For purposes of this Stock Issuance Program, a Corporate Transaction shall mean the occurrence of any of the following transactions:

                  (i) a merger or acquisition in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of incorporation,

                  (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to any entity other than a parent or subsidiary corporation, or

                  (iii) a reverse merger in which the Corporation is the surviving entity but in which fifty percent (50%) or more of the Corporation's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

            5. Right of First Refusal.

               a. The Plan Administrator may in its discretion establish as a term and condition of the issuance of one or more shares of Common Stock pursuant to this Stock Issuance Program that the Corporation shall have a right of first refusal with respect to any proposed disposition of such shares by the Recipient (or any successor in interest by reason of purchase, gift or other mode of transfer).

               b. Any such right of first refusal shall be exercisable by the Corporation (or its assignees) in accordance with the terms and conditions specified forth in the Issuance Agreement incorporating such right.


                                   ARTICLE IV

                                  MISCELLANEOUS

         1. PLAN LOANS.

            a. The Plan Administrator may assist any Optionee or Recipient (including any Optionee or Recipient who is an officer or director of the Corporation) in the exercise of one or more options granted to such Optionee under the Article II Option Grant Program or the purchase of one or more shares issued to such Recipient under the Article III Stock Issuance Program, including the satisfaction of any Federal and State income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such Optionee or Recipient or (ii) permitting the Optionee or Recipient to pay the option price or issue price in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) shall be established by the Plan Administrator in its sole discretion. Loans and installment payments may be granted with or without security or collateral, but the maximum credit available to the Optionee or Recipient may not exceed the sum of (A) the aggregate option price or issue price payable for the acquired shares (less the par value of such shares), plus (B) any Federal and State income and employment tax liability incurred by the Optionee or Recipient in connection with such exercise or issuance.



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

            b. The Plan Administrator may, in its absolute discretion, determine that one or more loans extended under the Plan shall be subject to forgiveness by the Corporation in whole or in part upon such terms and conditions as the Plan Administrator may in its discretion deem appropriate.

         2. AMENDMENT OF THE PLAN AND AWARDS.

            a. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall adversely affect the rights and obligations of an Optionee with respect to options at the time outstanding under the Plan, nor adversely affect the rights of any Recipient with respect to Common Stock issued under the Plan prior to such action, unless the Optionee or Recipient consents to such amendment; and provided, further, that the Board shall not, without the approval of the Corporation's stockholders, amend the Plan to (i) materially increase the maximum number of shares issuable under the Plan (except for permissible adjustments under Article I, Section 5.C.), (ii) materially increase the benefits accruing to individuals who participate in the Plan, or (iii) materially modify the eligibility requirements for participation in the Plan.

            b. Options to purchase shares of Common Stock may be granted under the Option Grant Program and shares of Common Stock may be issued under the Stock Issuance Program, which are in both instances in excess of the number of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option or the issuance of any such shares and is thereafter submitted to the Corporation's stockholders for approval and (ii) any excess shares actually issued under the Option Grant Program or the Stock Issuance Program are held in escrow until such stockholder approval is obtained. If such stockholder approval is not obtained within twelve
(12) months after the date the share-increase amendment is adopted by the Board, then any unexercised options granted on the basis of such increase shall terminate and cease to be exercisable, and the Corporation shall promptly refund to the Optionees and Recipients the option or issue price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow.

         3. EFFECTIVE DATE AND TERM OF PLAN.

            a. The Plan was initially adopted by the Board in June 1990 and was ratified by the Corporation's shareholders in July 1990. The Plan was subsequently amended by the Board on May 7, 1991 to increase the total number of shares issuable thereunder by 1,500,000 to a total of 2,250,000. However, no stock option or stock appreciation right granted under the Plan shall become exercisable, and no shares shall be issued under the Plan, unless and until the Plan shall have been approved by the Corporation's stockholders. If such stockholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then all stock options and stock appreciation rights previously granted under the Plan shall terminate and no further stock options or stock appreciation rights shall be granted. Subject to such limitation,



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

the Plan Administrator may grant stock options and stock appreciation rights under the Plan at any time after the effective date and before the date fixed herein for termination of the Plan.

            b. The Plan shall in all events terminate upon the earlier of (i) the tenth (10th) anniversary of the date of its adoption by the Board or (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to (I) the exercise or surrender of stock options and/or stock appreciation rights under the Plan or (II) the issuance of shares under the Stock Issuance Program. If the date of termination is determined under clause (i) above, then any stock options, stock appreciation rights and unvested shares at the time outstanding under the Plan shall continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

         4. USE OF PROCEEDS.

            Any cash proceeds received by the Corporation from the issuance of shares of Common Stock hereunder shall be used for general corporate purposes.

         5. WITHHOLDING.

            The Corporation's obligation to deliver shares upon the exercise or surrender of any options granted under Article II or upon the issuance of any shares under Article III shall be subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

         6. REGULATORY APPROVALS.

            The implementation of the Plan, the granting of any options under the Option Grant Program, the issuance of any shares under the Stock Issuance Program, and the issuance of Common Stock upon the exercise or surrender of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

         7. FINANCIAL REPORTS.

            The Corporation shall deliver financial and other information regarding the Corporation, on an annual or more frequent basis, to each individual holding an outstanding option under and each participant in the Plan, to the extent the Corporation is required to provide such information pursuant to Section 260.140.41.2 of the Rules of the California Corporations Commissioner.



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